Exhibit 10.5

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is dated as of February 6, 2006, between Duratek, Inc., a Delaware corporation (the “Company”), and William Bambarger (the “Employee”).

WHEREAS, the Employee has been important in developing and expanding the business and operations of the Company and possesses valuable knowledge and skills with respect to such business;

WHEREAS, the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the Employee’s continued employment with and dedication to the Company and has authorized the Company to enter into this Agreement;

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the payment of compensation to the Employee in the event of a termination of the Employee’s employment due to a Change in Control (as defined herein) during the term of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                                          Term.  The initial term of this Agreement shall be for a period commencing on February 6, 2006 and will remain in effect until December 31, 2007; provided, however, that, in the event of a Change in Control Event during the initial term of this Agreement, the term of this Agreement shall be automatically extended, if necessary, so that this Agreement remains in full force and effect for the Change in Control Period (as defined in Section 2) and until all payments required to be made hereunder have been made.  This Agreement may be renewed by written agreement of the parties.  References herein to the term of this Agreement shall include the initial term and any additional period for which this Agreement is extended or renewed.

Section 2.                                          Termination of Employment Following a Change in Control Event.  Subject to the terms of this Agreement, the Employee shall be entitled to receive severance payments from the Company for services previously rendered to the Company and its affiliates if a Change in Control Event occurs during the term of this Agreement and the Employee’s employment is terminated by the Employee for Good Reason or by the Company other than for Cause during the period commencing upon such Change in Control Event (as defined in Section 11) and ending 24 months after a Change in Control (as defined in Section 11) (the “Change in Control Period”).

(a)                                  Good Reason; Other Than for Cause – Severance and Required Notice.  If a Change in Control Event occurs during the term of this Agreement and the Company terminates the Employee’s employment other than for Cause (as defined in Section 9) or the Employee terminates employment for Good Reason (as defined in Section 10) during the Change in Control Period:

(i)                                     the Company shall pay to the Employee (A) the Employee’s Base Salary (as defined in Section 8) and any accrued but unused vacation pay through the effective date of termination of the Employee’s employment (the “Date of Termination”), and (B) 12 months of the Employee’s Base Salary , in each case and to the extent not previously paid, in a lump sum in cash within ten (10) days of the Date of Termination.  For purposes of this Agreement, the “Severance Period” is the period beginning with the Date of Termination and ending 12 months thereafter.

(ii)                                  during the Severance Period, or such longer period as may be provided by the terms of the applicable plan, program, practice or policy, the Company shall continue benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (excluding employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Employee’s employment had not been terminated; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

(iii)                               Company shall be required to give the Employee no less than 6 months notice of a termination of the Employee’s employment with the Company (other than for Cause) during the Change in Control Period.  To the extent the Company gives less than 6 months notice (other than in the case of a termination for Cause), the Company shall pay the Employee his or her Base Salary for the amount of time by which the actual notice given is less than 6 months.

(iv)                              Notwithstanding the foregoing, the Company’s shall not be obligated to make payments hereunder or under Section 3 of this Agreement unless and until the Employee has executed and delivered to the Company the General Release, attached as Appendix A hereto, and the time period for any right of revocation of such General Release has expired.

(b)                                  Cause; Other than for Good Reason.  If the Employee’s employment is terminated by the Company for Cause or if the Employee voluntarily terminates employment other than for Good Reason, in either case during the Change in Control Period, this Agreement shall terminate without the Company having any further obligations to the Employee, other than the obligation to pay to the Employee: (i) the Employee’s Base Salary through the Date of Termination and (ii) Other Benefits through the Date of Termination, in each case to the extent theretofore unpaid, in a lump sum in cash within ten (10) days of the Date of Termination.

Section 3.                                          Retention Bonus.  Subject to the terms of this Agreement, the Employee shall be entitled to receive a retention bonus in the amount of ($60,000) (the “Retention Bonus”) from the Company for services rendered to the Company and its affiliates during the three month period following a Change in Control (the “Retention Period”), if a Change in Control Event occurs during the term of this Agreement and the Employee remains employed by the Company, its successor, or any affiliate of the Company or its successor during the Retention Period; provided however that if a Change in Control Event occurs during the term of this Agreement but the agreement providing for the Change in Control is terminated, the Employee will be entitled to the Retention Bonus if the Employee remains employed by the Company, its successor, or any affiliate of the Company or its successor during the three month period following the termination of the agreement.  The Retention Bonus shall be paid as soon as is reasonably practical following the last day of the Retention Period or three months after termination of the agreement providing for the Change in Control, and is subject to reduction for applicable withholding taxes.  Notwithstanding the forgoing and Section 2(b) above, the Employee shall be eligible for the Retention Bonus even if the Employee undergoes a termination of employment during the Retention Period or the three month period after termination of the agreement providing for the Change in Control, if such termination of employment is by the Company other than for Cause or by the Employee for Good Reason; provided, however, that for this purpose, Section 10(b) of the definition of Good Reason shall not be applicable.

Section 4.                                          Confidential Information.  The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement).  After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it or use any such information, knowledge or data for any purpose.

Section 5.                                          Non-Solicitation.  The Employee covenants and agrees that the Employee will not, during the Employee’s employment hereunder and for a period of one year thereafter, induce or attempt to induce any employee of the Company or any of the Company’s affiliates to render services for any other person or entity.

Section 6.                                          Non-Competition.  The Employee covenants and agrees that the Employee will not, during the Employee’s employment hereunder and for the lesser of (i) a period of one year thereafter or (ii) the Severance Period, (to the extent permitted by law), at any time and in any state or other jurisdiction in which the Company is engaged or, to the knowledge of Employee, has reasonably firm plans to engage in business, (x) compete with the Company on behalf of the Employee or any third party; or (y) participate as a director, stockholder or partner or have any direct or indirect financial interest in any enterprise which competes in any business in which the Company is then engaged, unless the Company has waived the restrictions of this covenant in writing.  The ownership by the Employee of less than five percent (5%) of the outstanding stock or equity of any company conducting any such business shall not be deemed a violation of this Section 6.

Section 7.                                          Injunctive Relief.  (a)  In the event the restrictions against engaging in a competitive activity contained in Section 6 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 6 hereof shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(b)                                 The Employee acknowledges and agrees that (i) the provisions of Sections 4, 5 and 6 are reasonable and necessary to protect the legitimate interests of the Company, (ii) any violation of the provisions of Sections 4, 5 or 6 hereof will result in irreparable injury and that damages at law would not be reasonable or adequate compensation for a violation of the provisions of Sections 4, 5 or 6 hereof and (iii) the Company shall be entitled to have the provisions of Sections 4, 5 and 6 hereof specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of Sections 4, 5 or 6 hereof, including, without limitation, estimated future earnings.

Section 8.                                          Definition of “Base Salary”.  Base salary (“Base Salary”) means the greater of (a) the annual base salary payable to the Employee by the Company and its affiliates as of the Date of Termination or (b) the annual base salary payable to the Employee by the Company and its affiliates as of the date of this Agreement.

Section 9.                                          Definition of “Cause”.  “Cause” shall mean (a) the Employee’s conviction of or plea of guilty or no contest to any charge of fraud, theft, embezzlement or any felony or other crime involving moral turpitude; (b) the Employee’s unlawful use of controlled substances; (c) the willful failure or refusal of Employee to perform any material obligation under this Agreement or to carry out the reasonable directives of the President of the Company, or the repeated willful or materially negligent failure to perform the Employee’s duties as determined by the President of the Company in good faith, and, in the event that the Company deems a cure practicable, the failure of the Employee to cure the same to the satisfaction of the Company within a period of thirty (30) days following notice thereof from the Company; (d) in the reasonable judgment of the Board, the Employee has engaged in gross or willful misconduct that causes or threatens to cause material harm to the business, operations, reputation, or standing in the community of the Company or any of its affiliates; or (e) in the reasonable judgment of the Board, the Employee has compromised trade secrets or other proprietary information of the Company.

Section 10.                                   Definition of “Good Reason”.  “Good Reason” shall mean (a) any material reduction in the Employee’s aggregate base salary, fringe benefits or bonus eligibility, except in the case of base salary, fringe benefits or bonus eligibility reduction in such compensation generally applicable to peer employees of the Company, which shall not constitute Good Reason; (b) a substantial, adverse change in the nature or scope of the Employee’s responsibilities which amounts to the functional equivalent of a demotion; or (c) the Employee is required to move his office to a location more than 50 miles from the location where the Employee’s office is currently located.

Section 11.                                   Definition of “Change in Control” and “Change in Control Event”.

(a)                                  A “Change in Control” shall mean a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, a sale of substantially all of the assets of the Company to another entity, or any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving entity) that results in any person or entity (or persons or entities acting as a group or otherwise in concert) becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of all classes of securities of the Company or obtaining (through stock ownership, proxies, or otherwise) the right to elect a majority of the Board.  Notwithstanding the forgoing, a Change in Control shall be deemed to have occurred only to the extent such event is a “change in control event” within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”).

(b)                                 A “Change in Control Event” shall mean the earlier of (i) a Change in Control or (ii) the execution and delivery by the Company of an agreement providing for a Change in Control.

Section 12.                                   Withholding.  Notwithstanding anything in this Agreement to the contrary, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes and other amounts as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation or the request of the Employee.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

Section 13.                                   No Duty to Mitigate.  The Employee’s payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from the date hereof and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.

Section 14.                                   Amendments or Additions; Action by Board of Directors.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.  The prior approval by the Board shall be required in order for the Company to authorize any amendments or additions to this Agreement.

Section 15.                                   Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, excluding the choice of law rules thereof.

Section 16.                                   Assignment.  The rights and obligations of the Company under this Agreement shall be binding upon its successors and assigns and may be assigned by the Company to the successors in interest of the Company.  The rights and obligations of the Employee under this Agreement shall be binding upon his heirs, legatees, personal representatives, executors or administrators.  This Agreement may not be assigned by the Employee, but any amount owed to the Employee upon his death shall inure to the benefit of his heirs, legatees, personal representatives, executors, or administrators.

Section 17.                                   Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed, in the case of the Employee, to the Employee’s address as shown on the Company’s records, and, in the case of the Company, to its principal office, to the attention of the President, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 18.                                   Severability.  If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

Section 19.                                   Section 409A.  Notwithstanding anything in this Agreement to the contrary, if any amount payable to the Employee under this Agreement is deferred compensation subject to Section 409A and if the Employee is a “specified employee” within the meaning of Section 409A, payment of such amount shall be made as follows:  Any amount that is scheduled to be paid for the period which begins on the Employee’s separation from service, as defined in Section 409A, and ends on the date six months from the Employee’s separation from service, shall not be paid as scheduled, but shall be accumulated and paid in a lump sum on the date six months after the Employee’s separation from service.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, or have caused this Agreement to be executed and delivered, to be effective as of February 6, 2006.

DURATEK, INC.

Date: February 6, 2006	By:	/s/ Robert E. Prince
	Name:	Robert E. Prince
	Title:	President/CEO

EMPLOYEE

Date:February 6, 2006	/s/ William Bambarger
Name: William Bambarger

APPENDIX A

GENERAL RELEASE

This GENERAL RELEASE (hereinafter, this “General Release”) is made and entered into this         day of                   , by and between                          , residing at                                , (the “Employee”), and Duratek, Inc., a Delaware corporation, headquartered in Columbia, Maryland (the “Company”).

1.                                       The Employee acknowledges the receipt and sufficiency of adequate consideration in support of this General Release, in the form of the mutual covenants and agreements of the parties contained in the Severance Agreement, dated February    , 2006, and other good and valuable consideration.

2.                                       The Employee, on his behalf and on behalf of his heirs, successors, agents, executors, administrators, attorneys and assigns, hereby releases and forever discharges the Company and any and all of its current or former affiliated entities, benefit plans, departments, stockholders, officers, directors, employees, representatives, agents, attorneys, successors and assigns (hereinafter referred to as the “Released Parties”), to the fullest extent provided by law, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, which he now has, owns, or holds, or claims to have, own, or hold, which he at any time heretofore had, owned, or held, or claimed to have had, owned, or held, and which he at any time in the future may have, own, or hold, against any one or more of the Released Parties for any reason whatsoever in law or in equity, under federal, state or local law, including without limitation (i) any and all claims arising from or relating to the Employee’s employment with the Company or the termination thereof other than fulfillment of the Company’s obligations under the Severance Agreement, dated February     , 2006, by and between the Employee and the Company (the “Severance Agreement”), and (ii) any and all claims relating to or arising under any employment contract, any employment statute or regulation, any employment discrimination law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, and any other federal, state, or local civil rights, pension or labor law, contract law, tort law, or common law.  The Employee warrants that this is a general release and that he has not assigned or transferred any claims covered hereby.

3.                                       Except for claims arising from or related the Company’s performance of its obligations under the Severance Agreement, without limiting the generality of the general release in Section 1 of this General Release, the Employee, on his behalf and on behalf of his heirs, legal representatives and assigns, further agrees not to sue or otherwise institute or cause to be instituted, or solicit, encourage, or cause any other individual or entity to sue or otherwise institute or cause to be instituted, except as required by order of a court or of any agency of the federal, state, or local government, the prosecution of any claim, complaint, or charge seeking damages against any of the Released Parties in any federal, state, local or other court, administrative agency, commission, or other forum concerning any claims released herein, and the Employee irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning claims released herein.  The Employee specifically represents that no complaints, charges, or other proceedings are pending in any court, administrative agency, or other forum relating directly or indirectly to any claims released herein.

4.                                       The Employee acknowledges and agrees that he is aware of no fraudulent, unlawful, discriminatory, or harassing conduct on the part of himself or any past or present officer, director, employee, representative, agent, or assign of the Company.  The Employee further represents and agrees that he is aware of no conduct on the part of himself or any past or present officer, director, employee, representative, agent, or assign of the Company that constitutes a breach of fiduciary or other legal duty to the Company.

5.                                       The Employee acknowledges that he has read and understands this General Release and executes it knowingly, voluntarily and without coercion.  The Employee further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this General Release, and that he has been given a period of at least forty-five days within which to consider and execute this General Release, unless he voluntarily chooses to execute this General Release before the end of the forty-five day period, in which case he will complete a form titled, “Election to Execute Prior to Expiration of Forty-Five Day Consideration Period.”  The Employee understands that he has seven days following his execution of this General Release to revoke it.  For such revocation to be effective, written notice of revocation must be delivered directly to the Company at 10100 Old Columbia Road, Columbia, Maryland 21046, Attention: Corporate Secretary, no later than 5:00 p.m. on the seventh calendar day after the Employee signs this General Release.  If the Employee revokes this Agreement, it shall not be effective or enforceable and he shall not receive the benefits described herein.  No payments shall be made under the terms of this General Release until the seven day revocation period described in this Section 5 has expired without revocation by the Employee.

6.                                       This General Release shall be governed by and construed under Delaware law, exclusive of any choice of law rules.

7.                                       This General Release shall be binding upon each Party’s respective heirs, beneficiaries, and successors and assigns.

IN WITNESS THEREOF, the Employee and the Company, after carefully reading the provisions of this General Release herein declare that they understand such provisions and willingly accept and agree thereto by executing this General Release as of the date set forth above.

Employee	Duratek, Inc.

By:

Title:

2

ELECTION TO EXECUTE PRIOR TO EXPIRATION

OF FORTY-FIVE DAY CONSIDERATION PERIOD

I,                            , understand that I have at least forty-five days within which to consider and execute the foregoing General Release.  However, after having an opportunity to consult counsel I have freely and voluntarily elected to execute the General Release before the forty-five day period has expired.

Date

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